Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT, CONSENT AND WAIVER

FIRST AMENDMENT TO CREDIT AGREEMENT, CONSENT AND WAIVER (hereinafter referred to as the “Amendment”) executed to be effective as of December 19, 2006, by and among CARRIZO OIL & GAS, INC., a Texas corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors (in such capacity, “Guarantors”), the LENDERS party hereto (the Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in its such capacity, “Administrative Agent”). Unless the context otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, Borrower, Guarantors, Administrative Agent and Lenders have entered unto that certain Credit Agreement, dated as of May 25, 2006, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that Administrative Agent and Lenders amend the Credit Agreement to, among other things, (i) permit the incurrence of additional Indebtedness under the Second Lien Facility, (ii) modify the Leverage Ratio, and (iii) redetermine the Borrowing Base and Conforming Borrowing Base; and

WHEREAS, Administrative Agent and Lenders have agreed to do so on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Administrative Agent and Lenders, hereby agree as follows:

SECTION 1.  Amendments to Credit Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

1.1  Additional Definitions. The following definition shall be and hereby is added to Section 1.01:

“First Amendment Effective Date” means December 19, 2006.

1.2  Amended Definition. The following definition in Section 1.01 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

“Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Investors shall own, directly or indirectly, beneficially or of record, shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under (and not be waived in accordance with) and as defined in the Second Lien Credit Agreement or any indenture or other loan or credit agreement or any other debt instrument evidencing any Material Indebtedness to which the Borrower is a party.

1.3  Borrowing Base Adjustments. Section 3.05 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(a) In the event the Redetermination of the Borrowing Base is not made on or prior to May 1, 2007 as a result of the Borrower failing to comply with the requirements of this Article III with respect to such Redetermination on the dates required without giving effect to any grace or cure period provided in Article IX with respect to any such failure, the Borrowing Base shall be reduced by $1,690,000 on May 1, 2007 and on the first date of each month thereafter (the “Monthly Reduction”) until the Borrowing Base is otherwise redetermined pursuant to this Article III.

(b) In the event the outstanding principal balance of the Indebtedness under the Second Lien Facility exceeds $225,000,000 at any time after the First Amendment Effective Date, the Borrowing Base then in effect shall be reduced by $1.00 for every $4.00 of such additional Indebtedness as of the date such additional Indebtedness is incurred.

1.4  Investment and Holding Company Status. Section 4.08 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

1.5  Financial Statements; Other Information. Section 6.01(f) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(f) together with the Reserve Reports required under clause (e) above, (i) a report, in reasonable detail, setting forth the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Swap Agreement and the term of each such Swap Agreement; (ii) if requested by Administrative Agent in writing, a true and correct schedule of the Mortgaged Properties, (iii) if requested by Administrative Agent in writing, the percentage of the Engineered Value of the Borrowing Base that the Mortgaged Properties represent and (iv) a description of the additional Oil and Gas Interests, if any, to be mortgaged by the Credit Parties to comply with Section 6.09 and the Engineered Value thereof;

1.6  Maintenance of Properties; Insurance. Section 6.05 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

Maintenance of Properties; Insurance. The Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. The Borrower shall maintain in effect all insurance required by this Agreement and the Collateral Documents, and the Borrower agrees to comply with the representations and warranties set forth in Section 4.16. Upon the written request of the Administrative Agent, the Borrower agrees to (a) promptly provide the Administrative Agent with certificates or binders evidencing such insurance coverage on an annual basis, (b) promptly furnish the Administrative Agent with copies of all renewal notices and copies of receipts for paid premiums, and (c) promptly provide the Administrative Agent with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance.

1.7  Mortgages. Section 6.09 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

Mortgages. No later than April 2, 2007, and from time to time as requested by the Administrative Agent and in any event to the extent required under the Intercreditor Agreement, the Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance reasonably acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall reasonably deem necessary or appropriate to grant, evidence and perfect a valid first priority Lien, subject only to Permitted Liens, in (a) not less than eighty percent (80%) of the Engineered Value of all Borrowing Base Properties (excluding any Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas) and (b) not less than eighty percent (80%) of the Engineered Value of the Borrower’s and each Guarantor’s Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas.

1.8  Title Data. Section 6.10 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

Title Data. As soon as available and in any event no later than April 2, 2007, the Borrower will, and will cause each Guarantor to, deliver to the Administrative Agent such opinions of counsel and other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (i) such Credit Party’s title to not less than seventy-five percent (75%) of the Engineered Value of the Borrowing Base Properties (excluding any Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas), (ii) such Credit Party’s title to not less than fifty percent (50%) of the Engineered Value of the Oil and Gas Interests in the area known as the Camp Hill Field in Anderson County, Texas and (iii) the validity, perfection and priority of the Liens created by the Mortgages and such other matters regarding the Mortgages as Administrative Agent shall reasonably request. The Borrower will, and will cause each Guarantor to, use commercially reasonable efforts to deliver to the Administrative Agent, or its counsel on or before April 2, 2007, reasonably satisfactory evidence demonstrating that the Borrower or such Guarantor, as the case may be, has performed all of the title curative actions described on Schedule 6.10. To the extent any such title curative action is not performed on or before April 2, 2007, the Administrative Agent may, in its reasonable discretion, reduce the Borrowing Base to account for such failure to perform such title curative action and such reduction shall be restored upon the performance of such title curative action to the reasonable satisfaction of the Administrative Agent.

1.9  Permitted Indebtedness. Section 7.01(h) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(h) subject to any adjustment to the Borrowing Base and Conforming Borrowing Base required under Section 3.05, Indebtedness under the Second Lien Facility, including Guarantees thereof by the Restricted Subsidiaries, in an aggregate principal amount not to exceed $225,000,000 at any time outstanding;

1.10  Fundamental Changes. Section 7.04(c) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(c) subject to the prior written consent of the Required Lenders, any other Disposition of Borrowing Base Properties, provided that no such consent is required if (i) the Borrower delivers prior written notice of such Disposition to the Administrative Agent at least thirty (30) days prior to the date of such Disposition, or such shorter period of time agreed to by the Administrative Agent, specifying the Borrowing Base Properties to be included in such Disposition, the proposed closing date for such Disposition and the consideration to be received by the Borrower and any Guarantors, as the case may be, as a result of such Disposition, and (ii) the Credit Parties prepay the Borrowings pursuant to Section 2.10(b) in an amount sufficient to eliminate any Borrowing Base Deficiency as determined by the Required Lenders after the receipt of such notice by the Administrative Agent and in such Lenders’ complete and sole discretion using such methodologies, assumptions and discount rates as such Lenders customarily use in assigning collateral value to Oil and Gas Interests as of such date of determination;

1.11  Fair Market Value. The proviso at the end of Section 7.04 of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

provided, however, that any Disposition pursuant to clauses (b) through (g) shall be for fair market value.

1.12  Investments, Loans, Advances, Guarantees and Acquisitions. Section 7.05(j) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(j) investments made pursuant to the requirements of farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements entered into the ordinary course of business (including advances to operators under operating agreements entered into by the Borrower in the ordinary course of business); provided that any such single investment in excess of $5,000,000 shall be approved by the Board of Directors of the Borrower.

1.13  Investments, Loans, Advances, Guarantees and Acquisitions. Section 7.05(l) of the Credit Agreement shall be and hereby is amended to delete the word “and” from the end of such section.

1.14  Investments, Loans, Advances, Guarantees and Acquisitions. Section 7.05(m) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(m) investments, loans, advances and acquisitions the consideration for which consists solely of (A) Equity Interests of the Borrower or (B) the net cash proceeds of a substantially contemporaneous issuance of Equity Interest of the Borrower; and

1.15  Investments, Loans, Advances, Guarantees and Acquisitions. Section 7.05 of the Credit Agreement shall be and hereby is amended by adding the following as clause (n) at the end of such section.

(n) any other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together will all other investments made pursuant to this clause (n) do not exceed $5,000,000.

1.16  Leverage Ratio. Section 7.12(b) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(b) Leverage Ratio.

(i) The Borrower will not permit the ratio, determined as of the end of the fiscal quarter ending June 30, 2006, of (A) Total Net Debt as of the end of such fiscal quarter, to (B) Consolidated EBITDAX for the trailing four (4) fiscal quarter period ending on such date, to be greater than 3.50 to 1.0.

(ii) The Borrower will not permit the ratio, determined as of the end of the fiscal quarter ending September 30, 2006, of (A) Total Net Debt as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four (4) fiscal quarter period ending on such date, to be greater than 3.25 to 1.00.

(iii) The Borrower will not permit the ratio, determined as of the end of any fiscal quarter ending on or after December 31, 2006, through and including December 31, 2007, of (A) Total Net Debt as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on such date, to be greater than 3.75 to 1.00.

(iv) The Borrower will not permit the ratio, determined as of the end of any fiscal quarter ending on or after March 31, 2008, of (A) Total Net Debt as of the end of such fiscal quarter to (B) Consolidated EBITDAX for the trailing four fiscal quarter period ending on such date, to be greater than 3.25 to 1.00.

For purposes of determining the Borrower’s compliance with this Section 7.12(b), Consolidated EBITDAX shall not include the net revenue attributable to any assets that are subject to a Lien granted to secure the Non-Recourse Debt.

1.17  Events of Default. Article IX, paragraph (d) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.02, and such failure shall continue unremedied for a period of ten (10) days after the occurrence thereof, (ii) Section 6.01 and Section 6.05 (with respect to insurance), and such failure shall continue unremedied for a period of ten (10) days after notice of such failure from the Administrative Agent to Borrower or (iii) Section 6.03 (with respect to the Borrower or any Restricted Subsidiary’s existence), Section 6.08, or in Article VII.

1.18  Events of Default. Article IX, paragraph (e) of the Credit Agreement shall be and hereby is amended in its entirety to read as follows:

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) this Agreement (other than those specified in clause (a), (b) or (d) of this article) and such failure shall continue unremedied for a period of thirty (30) days after notice of such failure from Administrative Agent to Borrower or (ii) any other Loan Document and such failure shall continue unremedied for a period of twenty (20) days after notice of such failure from Administrative Agent to Borrower;

1.19  Redetermined Borrowing Base; Conforming Borrowing Base. This Amendment shall constitute a notice of the redetermination of the Borrowing Base and the Monthly Reduction pursuant to Section 3.03 of the Credit Agreement and Administrative Agent hereby notifies Borrower that, upon the funding of the additional Indebtedness under the Second Lien Facility pursuant to the amendment thereto in the form attached hereto as Exhibit “A”, the redetermined Borrowing Base is $54,250,000, and the redetermined Conforming Borrowing Base is $46,750,000.

1.20  Consent to Second Lien Amendment. Administrative Agent and Lenders hereby consent to the amendment of the Second Lien Credit Agreement in the form attached hereto as Exhibit “A”.

SECTION 2.  Waiver. Borrower has failed to comply with the covenants set forth in Sections 6.09 and 6.10 of the Credit Agreement. As requested by Borrower, the Lenders (or at least the required percentage thereof) hereby waive the Event of Default pursuant to Article IX, clause (e) of the Credit Agreement arising as a result of Borrower’s failure to comply with the covenants set forth in Sections 6.09 and 6.10 of the Credit Agreement. The foregoing waiver is expressly limited as follows: (a) such waiver is limited to Sections 6.09 and 6.10 for the period prior to the First Amendment Effective Date, (b) such waiver shall not be applicable to any provision of the Credit Agreement or any other Loan Document other than Sections 6.09 and 6.10 of the Credit Agreement, and (c) such waiver is a limited, one-time waiver, and nothing contained herein shall obligate any Lender to grant any additional or future waiver of Sections 6.09 and 6.10 of the

Credit Agreement for any other period or grant any additional or future waiver of any other provision of the Credit Agreement or any other Loan Document.

SECTION 3.  Conditions. The amendments to the Credit Agreement contained in Section 1 of this Amendment and the waiver contained in Section 2 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.

3.1  Execution and Delivery. Each Credit Party, each Lender and the Administrative Agent shall have executed and delivered this Amendment.

3.2  Amendment of Second Lien Credit Agreement. Borrower, Guarantors, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as Administrative Agent for such lenders, shall have executed and delivered an amendment to the Second Lien Credit Agreement dated as of the date hereof in the form attached hereto as Exhibit “A” and the conditions to its effectiveness shall have been satisfied.

3.3  No Default. No Default shall have occurred and be continuing or shall result from effectiveness of this Amendment or the amendment to the Second Lien Credit Agreement.

3.4  No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2005.

3.5  Other Documents. The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 4.  Representations and Warranties of Borrower. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

4.1  Reaffirmation of Representations and Warranties/Further Assurances. After giving effect to the amendments herein, each representation and warranty of the Borrower contained in the Credit Agreement or in any of the other Loan Documents is true and correct in all material respects as of the First Amendment Effective Date (except to the extent such representations and warranties specifically refer to an earlier date).

4.2  Corporate Authority; No Conflicts. The execution, delivery and performance by the Borrower (to the extent a party hereto or thereto) of this Amendment and all documents, instruments and agreements contemplated herein are within Borrower’ corporate or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon Borrower or result in the creation or imposition of any Lien upon any of the assets of Borrower except for Permitted Liens and otherwise as permitted in the Credit Agreement.

4.3  Enforceability. This Amendment constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and

(ii) the availability of equitable remedies may be limited by equitable principles of general application.

SECTION 5.  Miscellaneous.

5.1  Reaffirmation of Loan Documents and Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. Borrower hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of Borrower under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

5.2  Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3  Legal Expenses. Borrower hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

5.4  Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. However, this Amendment shall bind no party until Borrower, the Lenders, and the Administrative Agent have executed a counterpart. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

5.5  Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6  Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

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IN WITNESS WHEREOF, the parties have caused the First Amendment to Credit Agreement, Consent and Waiver to be duly executed by their respective authorized officers to be effective as of the date first above written.

BORROWER:

CARRIZO OIL & GAS, INC.

By:	/s/ Paul F. Boling
Name: Paul F. Boling
Title:Vice President and Chief Financial Officer

GUARANTORS:

CCBM, INC.

By:	/s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President

CCLR, INC.

By:	/s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President

ADMINISTRATIVE AGENT AND LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Charles Kingswell-Smith
Name: Charles Kingswell-Smith
Title: Senior Vice President

EXHIBIT A

FORM OF SECOND LIEN CREDIT AGREEMENT AMENDMENT